Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ellomay Capital Ltd.:

We consent to the use of our report dated March 25, 2013, with respect to the consolidated statements of financial position of Ellomay Capital Ltd. as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

March 25, 2013